Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Viper Energy, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Viper Energy, Inc. on Forms S-3 (File Nos. 333-282039 and 333-277668) and Form S-8 (File No. 333-196971).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 26, 2025